WeSave Premier Membership Addendum

Last Updated: August 2023

This WeSave Premier Membership Addendum (the “Premier Addendum”) is entered into between WeSave, Inc. (“WeSave”, “Company”, “we”, “us”, “our”) and the applicant (“Subscriber”, “you”, “your”) when you accept these terms, each a “party” and collectively the “parties” on the date your subscription application is approved by WeSave.

A Premier Membership entitles you to receive fractional ownership in our Company through a pro-rata percentage of the economic rights associated with a pool of common stock of WeSave, Inc.  It also entitles you to participate on a pro-rata basis in our Revenue Sharing Pool that is a reserved pool of a percentage of the Company’s gross revenues from Coalition Marketing Fees collected from our Merchants (See further explanation below).

To become a Subscriber, you must be 18-years of age and register and agree to the WeSave Membership Terms (the “Agreement”) for a WeSave Basic Membership which is incorporated herein by reference, and then you can upgrade to a Premier Membership by agreeing to the additional terms in this Premier Addendum and by paying an annual subscription fee of $150.

In some cases, the first year’s subscription fee will be waived for certain persons who have invested in WeSave Inc. under a private security offering (SEC Reg D or Reg CF).  In such event, you simply must accept the terms of the Agreement and this Premier Addendum to become a Subscriber at no additional cost.

This Premier Addendum sets forth the terms and conditions regarding your registration and use of a Premier Membership and the receipt of your ownership and profit-sharing rights in “Units” (See definition below).

ATTENTION! ONCE YOU CLICK THE “JOIN” BUTTON DISPLAYED HERE, THE FOLLOWING TERMS AND CONDITIONS WILL BE LEGALLY BINDING UPON YOU PERSONALLY. YOU SHOULD CAREFULLY READ THE FOLLOWING AGREEMENT GOVERNING WESAVE MEMBERSHIPS BEFORE CLICKING “JOIN.”

By clicking the JOIN button, this Agreement shall be deemed executed pursuant to California Civil Code section 1633.8 and the federal Electronic Signatures in Global and National Commerce Act, 15 U.S.C. Sec. 7001, et seq., as amended from time to time (the “E-Sign Act”). Doing so constitutes an acknowledgement that you and we agree to conduct the transaction electronically, and are able to electronically receive, download, and print these Membership Terms.

THIS AGREEMENT BETWEEN WESAVE GOVERNS YOUR USE OF THE SITE AND ITS SERVICES. BY USING THE SERVICES, YOU AGREE TO THESE PREMIER MEMBERSHIP TERMS. IF YOU DO NOT AGREE TO THESE TERMS, DO NOT USE THE SITE OR OUR SERVICES.

Capitalized terms not defined in the context of a sentence in this Premier Addendum are defined in the Agreement, Program Policies, Terms of Use, and/or on the Site.

Section 1 - WeSave Premier Membership

1)Subscriber hereby purchases a WeSave Premier Membership (“Membership”) at a purchase price of $150.00 per Membership per year (the “Per Membership Price”), upon the terms and conditions set forth herein.

2)This section includes terms specific to WeSave’s Premier Members (“Subscribers”) and does not apply to non-subscribers.  All Subscribers are bound by and subject to the terms and conditions of WeSave’s Basic Membership, however Members of WeSave’s Basic Membership are only subject the terms of that Agreement when they sign up and this Addendum does not apply to them unless they upgrade to a Premier Membership.

3)As a Subscriber, you may use the Services in accordance with the Agreement and this Premier Addendum and any other related benefits policies or rules that WeSave provides to you.

4)WeSave offers a Premier Membership subscription for an annual fee of $150.

7)When you register as a Subscriber, you will have access to your own online, password-protected back-office Member Dashboard. The Member Dashboard is your doorway to your Member Account transaction data, announcements, and your Units and other reward information. WeSave reserves the right to require Subscribers to take a photo in order to verify the Subscriber's identity.

8)This Addendum is effective upon the date you agree to it (by electronically indicating acceptance during your registration) and continues for twelve (12) months unless you renew it or until your Member Account is terminated by you or WeSave.  Unless cancelled or terminated, Subscribers must enroll in the Auto-renewal Program (see details below) or simply renew and pay their annual Subscription Fee when they are notified.  If they fail to renew their Premier Membership, they will automatically revert back to WeSave’s Basic Membership status and forfeit any remaining credit (e.g., Subscription Fees) applicable to your Premier Membership and any further rights to receiving any additional ownership and profit-sharing benefits from any Units NOT already issued to you with your Premier Membership.  To be clear, notwithstanding termination for fraud and subject to applicable law, cancellation or termination of your Premier Membership Account will not result in a loss or forfeiture of any Units which have already been issued to you.

9)The Subscriber is solely responsible for their Membership, including the annual Membership fee and Account maintenance. Should your Credentials become compromised, or you suspect any security breaches related to your Account or the Services, you agree to immediately notify WeSave.

10)Auto-renewal Program.

a)Subscribers not enrolled in the Auto-renewal Program may enroll in the Auto-renewal Program at any time under WeSave’s then-current Terms.

b)If the Subscriber enrolls in the Auto-renewal Program, WeSave will automatically charge the Membership fee to any card on file or any payment method in the digital wallet approximately one day before the end of the Membership term. By enrolling in the Auto-renewal Program, the Subscriber authorizes WeSave to charge the scheduled payments (or any adjustment thereof) to any card on file or any payment method in the digital wallet and represents that they are the owner or authorized user of the account(s) and payment methods to be charged.

c)WeSave will send information about the Auto-renewal Program and Membership renewal by email and/or mail. A valid email address is required for enrollment in the Auto-renewal Program when Subscribers enroll online. Subscribers may update payment and other Account information online by logging into their back-office Member dashboard. By enrolling in the Auto-renewal Program, a Subscriber agrees to receive communication about Membership renewals only by email and to receive marketing, promotional and administrative emails from WeSave.

d)A Subscriber's authorization under the Auto-renewal Program allows WeSave to adjust the scheduled charge to reflect any changes to the Membership fee or taxes. WeSave will notify the Subscriber by email, at least 10-days prior to making any charge, if there is a change to the fee. Although payment will usually be processed on the scheduled date, the Subscriber should allow several days for processing.

e)ALL AUTHORIZATIONS UNDER THE AUTO-RENEWAL PROGRAM REMAIN IN EFFECT UNTIL THE AUTOMATIC RENEWAL OPTION IS CANCELLED. Subscribers may cancel enrollment in the Auto-renewal Program at any time online through the Platform. Cancellation of enrollment in the Auto-renewal Program is distinct from cancellation of your WeSave Membership.

f)Continued participation in the Auto-renewal Program after any changes to these Terms or changes to the Membership fee constitutes acceptance of the changes.

11)Subscribers Not Enrolled in Auto-renewal Program.

a)Subscribers will receive a renewal notice and invoice by their specified preferred method of contact unless enrolled in the Auto-renew Program.

b)Only the Subscriber may authorize renewal or cardholder changes.

c)Subscribers may renew their Membership online or by e-mail.

d)A renewal initiated within sixty (30) days after your expiration date will extend your Membership for twelve (12) months from the expiration date. If your Membership has been expired for more than sixty (30) days, WeSave has discretion to extend your Membership for twelve (12) months from the date you initiated the renewal or allow it to lapse.

12)Subscribers may cancel their Membership at any time online through their Member Account back-office dashboard or by emailing us at help@wesave.com.  Subscribers may cancel enrollment in the Auto-renewal Program at any time online through their Member Account back-office dashboard.